Exhibit 21

Empire Energy Corporation International

Subsidiaries and affiliates

Wholly Owned Subsidiaries

Great South Land Minerals, Ltd.

Expedia International, Ltd.

Bob Owen Co.

Cyber Finance Ltd.

Controlled Subsidiaries

Pacific Rim Foods, Ltd.

Equity Investments

Zeehan Zinc, Ltd.